Exhibit 23.1

Board of Directors

Momentous Holdings Corp.

Suite 3, Floor 3, 148 Cambridge Heath Road,

London, E1 5QJ, United Kingdom

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated September 28, 2015 relating to the financial statements of Momentous Holdings Corp. as of May 31, 2015 and 2014,and for the year ended May 31, 2015 and for the period from December 2, 2013 (inception) to May 31, 2014, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

September 28, 2015